EXHIBIT 99

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
09/14/04	Investors: Mary Healy, 630-623-6429 Media: Anne Rozenich, 630-623-7316

McDONALD'S BOOSTS DIVIDEND 38% TO 55 CENTS PER SHARE; DIVIDEND HAS MORE THAN DOUBLED OVER TWO YEARS

OAK BROOK, IL -- McDonald's Board of Directors today approved a 38 percent increase in the Company's annual dividend, boosting the annual cash payout from 40 cents per share to 55 cents per share, and totaling nearly $690 million. Over the past two years, the Company has more than doubled the dividend from 23.5 cents per share in 2002 to 55 cents per share in 2004. This dividend is payable on December 1, 2004 to shareholders of record as of November 15, 2004.
    Charlie Bell, President and Chief Executive Officer, said, "Today's 38% dividend increase - our second largest since 1980 - reflects our ongoing confidence in the business and is another sign that we're making significant progress revitalizing McDonald's. Powered by our customer-focused Plan to Win, we have reported improved margins and profits driven in part by 16 consecutive months of positive global comparable sales. This performance further enhances the strength and reliability of our cash flow. This year we expect to invest $1.5 billion to $1.6 billion of this cash flow in capital expenditures; pay down between $600 million and $700 million of debt; and return more than $1.2 billion to shareholders through share repurchase and dividends.
    Bell continued, "The global informal eating-out marketplace is growing. We're taking advantage of this opportunity by building upon our leadership marketing position and advancing our operational excellence to create relevant restaurant experiences for customers around the world."
    More than 30,000 local McDonald's restaurants serve about 47 million customers each day in more than 100 countries. Please visit our website at www.mcdonalds.com to learn more about the Company.

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Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of September 14, 2004. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements is detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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